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Exhibit (d)(4)

VOTING AGREEMENT

        AGREEMENT, dated as of November 5, 2004 (this "Agreement"), by and among TROY Group, Inc., a Delaware corporation ("TROY"), Dirk, Inc., Del Conrad, and Robert Messina (Conrad and Messina, collectively, the "Stockholders").

        WHEREAS, the Board of Directors of TROY and the Board of Directors of Dirk, Inc. have approved an Agreement and Plan of Merger, dated as of May 26, 2004, as amended by the First Amendment to the Agreement and Plan of Merger, dated October 5, 2004 (the merger agreement as amended, the "Merger Agreement"), providing for the merger of Dirk, Inc. with and into TROY;

        WHEREAS, the Stockholders are the record and beneficial owner of shares of TROY common stock, par value $.01 per share, in the amounts set forth opposite the Stockholder's name on Annex A hereto (the "Shares");

        WHEREAS, in consideration of certain releases granted by TROY and Dirk, Inc. to the Stockholders ("Releases") pursuant to that certain Confidential Settlement Agreement and Mutual Release dated of even date herewith (the "Settlement Agreement"), TROY and Dirk, Inc. have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

        1.    Grant of Irrevocable Proxy.    (a) Until this Agreement is terminated, each Stockholder hereby irrevocably appoints Patrick J. Dirk and Brian P. Dirk, and each of them, each with full power of substitution, as proxy for and attorney in fact of such Stockholder to act with respect to and vote all Shares, if any, owned by such Stockholder for and in the name, place and stead of such Stockholder at any annual, special or other meeting of the holders of shares of the TROY Common Stock and at any adjournment or postponement thereof or pursuant to any written consent in lieu of a meeting, to the fullest extent that the Shares are entitled to be voted, in favor of the merger described in the Merger Agreement and the transactions contemplated thereby, including any adjournments of any such meetings. Each Stockholders hereby represents that such Stockholder has not heretofore granted any irrevocable proxy with respect to the Shares held by such Stockholder, and hereby revokes any and all proxies which may heretofore have been granted with respect to such Shares.

(b)    Each Stockholder understands and acknowledges that TROY and Dirk, Inc. are entering into the Settlement Agreement and Releases in reliance upon such Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1 is given in connection with and as an inducement for the execution by TROY and Dirk, Inc. of the Settlement Agreement and Releases and to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that this irrevocable proxy is coupled with an interest and may not be revoked. Each Stockholder hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. This proxy is executed and intended to be irrevocable in accordance with the provisions of the Delaware General Corporations Law.

        2.    Additional Covenants of the Stockholders.    Each Stockholder hereby covenants and agrees with TROY and Dirk, Inc. that, until this Agreement terminates, such Stockholder will deliver to TROY and Dirk, Inc. at their request a written representation confirming, as of immediately prior to the Effective Time, as that term is used in the Merger Agreement, the accuracy of the representations and warranties contained in Section 3 hereof.

        3.    Representations and Warranties of the Stockholders.    Each of the Stockholders hereby represents and warrants to TROY and Dirk, Inc. that:

        (a)   (i) As of the date hereof, the Shares listed on Annex A opposite the Stockholder's name are the only shares of TROY capital stock, securities convertible into TROY capital stock, or other rights in respect of TROY capital stock (collectively, "TROY Securities") owned of record or beneficially by the Stockholder or in which the Stockholder has any interest; (ii) the Stockholder has and will have until the Effective Time the right to vote the Shares held by the Stockholder, and none of such Shares is subject to, or will be subject to prior to the Effective Time, any voting trust or other agreement or arrangement (except as created by this Agreement) with respect to the voting of such Shares; and (iii) the Stockholder does not own any options to purchase or rights to subscribe for or otherwise acquire any other shares of TROY Common Stock except as set forth in Annex A.

        (b)   The Stockholder has full right, power and authority to execute and deliver this Agreement and to perform all of such Stockholders' obligations hereunder, and such execution, delivery and performance have been duly authorized by all requisite action of the Stockholder and no other legal proceedings are necessary therefor.

        (c)   This Agreement has been duly and validly executed and delivered by the Stockholder and represents a valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally or laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

        (d)   The execution, delivery and performance of this Agreement by the Stockholder will not constitute a violation of, conflict with or result in a default under (i) any contract, understanding or arrangement to which the Stockholder is a party or by which the Stockholder is bound or require the consent of any other person or any party pursuant thereto, (ii) any judgment, decree or order applicable to the Stockholder, or (iii) any applicable law, statute, rule or regulation.

        4.    Representations, Warranties and Covenants of TROY and Dirk, Inc.. .    Each of TROY and Dirk, Inc. hereby represents and warrants to the Stockholders that (i) it has full corporate right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) such execution, delivery and performance have been duly authorized by all requisite corporate action by it and no other corporate proceedings are necessary therefor, (iii) this Agreement has been duly and validly executed and delivered by it and represents a valid and legally binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally or as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iv) the execution, delivery and performance of this Agreement by it will not constitute a violation of, conflict with or result in a default under (A) any contract, understanding or arrangement to which it is a party or by which it is bound or require the consent of any other person or any party pursuant thereto, (B) any judgment, decree or order applicable to it, or (C) any applicable law, statute, rule or regulation.

        5.    Termination.    This Agreement, other than the obligations set forth in Section 7, shall terminate at the earlier of the Effective Time or termination of the Merger Agreement pursuant to its terms.

        6.    Severability.    Any term, provision, covenant or restriction contained in this Agreement held by a court or other governmental authority of competent jurisdiction to be invalid, void or unenforceable shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

        7.    Expenses.    Each of the parties hereto shall pay all costs and expenses incurred by such person or on such person's behalf in connection with the transactions contemplated hereunder, including fees and expenses of such person's own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

        8.    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, agreements or representations by or between the parties, written and oral, with respect to the subject matter hereof.

        9.    Successors; No Third Party Beneficiaries.    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

        10.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    To Dirk, Inc.:

    Patrick J. Dirk
    Dirk, Inc.
    2331 South Pullman Street
    Santa Ana, CA 92705

      With a copy to:

      Gidon M. Caine, Esq.
      Dechert LLP
      975 Page Mill Road
      Palo Alto, CA 94304
      Facsimile: (650) 813-4848

    To TROY Group, Inc.

    Patrick J. Dirk
    TROY Group, Inc.
    2331 South Pullman Street
    Santa Ana, CA 92705

      With a copy to:

      Gidon M. Caine, Esq.
      Dechert LLP
      975 Page Mill Road
      Palo Alto, CA 94304
      Facsimile: (650) 813-4848

    To Messina:

    Robert Messina
    31102 Boca Raton
    Laguna Niguel, CA 92677

      With a copy to:

      Jeffrey H. Reeves
      Gibson, Dunn & Crutcher LLP
      4 Park Plaza
      Irvine, CA 92614
      Facsimile: (949) 475-4658

    To Conrad:

    Del Conrad
    1144 Valley View Drive
    Fullerton, CA 92833

      With a copy to:

      Jeffrey H. Reeves
      Gibson, Dunn & Crutcher LLP
      4 Park Plaza
      Irvine, CA 92614
      Facsimile: (949) 475-4658

        11.    Counterparts.    This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

        12.    Specific Performance. .    The parties hereto agree that if for any reason the Stockholders shall have failed to perform their obligations under this Agreement, then TROY and/or Dirk, Inc. shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

        13.    Governing Law.    This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

        14.    Waiver and Amendment.    Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        15.    Additional Shares.    In the event that the Stockholders acquire any additional TROY Securities, such securities shall, without further action of the parties, be subject to the provisions of this Agreement, and Annex A will be deemed amended accordingly. If either Stockholder acquires additional TROY Securities, such Stockholder shall promptly notify Dirk, Inc. in writing of such acquisition.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

TROY GROUP, INC.
By:	/s/ PATRICK DIRK Name: Patrick Dirk Title: CEO
DIRK, INC.
By:	/s/ PATRICK DIRK Name: Patrick Dirk Title: CEO
ROBERT MESSINA.
/s/ ROBERT MESSINA
LORI MESSINA
/s/ LORI MESSINA
DEL CONRAD
/s/ DEL CONRAD
JANETTE CONRAD
/s/ JANETTE CONRAD

ANNEX A

	Common- Direct	Common- Other
Record and Beneficial Owner
Robert Messina	0	0
Del Conrad	1562	0
Total	1562	0

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  Exhibit (d)(4)
VOTING AGREEMENT